Exhibit 16.1
September 9, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 2, 2026, to be filed by our client Lee Enterprises, Inc. We agree with the statements made in response to that Item insofar as they relate to our firm.

/s/ BDO USA, P.C.